Exhibit 5.2

900 W. 48th Place, Suite 900, Kansas City, MO, 64112    816.753.1000

July 15, 2014

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, Kansas 66103

Re:	Registration Statement on Form S-3; Up to 500,000 shares of Common

Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), pursuant to the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration of (a) up to $100,000,000 of an indeterminate number of securities to be offered by the Company (the “Company Securities”) and (b) up to 500,000 shares of the common stock, $0.001 par value per share, of the Company to be offered by certain stockholders of the Company (the “Selling Stockholder Shares”). Various matters concerning the Company Securities are addressed in the opinion of Latham & Watkins LLP, which has been filed as a separate exhibit to the Registration Statement. We express no opinion with respect to those matters herein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Selling Stockholder Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. In expressing the opinion set forth below, we have assumed, with the Company’s consent, that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine and made by natural persons with legal capacity.

polsinelli.com
Atlanta Chicago Dallas Denver Kansas City Los Angeles New York Phoenix San Francisco St. Louis Washington, DC Wilmington

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued, and are fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Polsinelli PC